Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

Message from the Executive Management Team on Shareholder Vote to Approve the LS Power Transaction

Dear Fellow Employees:

We would first like to express our appreciation to the many Dynegy employees involved to date in the Dynegy/LS Power integration and, specifically, for the hard work of team members who for the past several months have been focused on finalizing our transaction-related proxy statement/prospectus. The effective status of these materials was a key milestone necessary for establishing a special meeting of shareholders on Thursday, March 29, 2007.

The purpose of the special meeting is to seek approval from our shareholders to adopt the Merger Agreement between Dynegy and LS Power in order to combine our operating assets and to establish a development joint venture with LS Power.

To be approved, the Merger Agreement requires the favorable vote of at least two-thirds of all outstanding shares of Dynegy’s Class A common stock. For this reason, your vote is important regardless of how many shares you own. A failure to vote will have the same effect as voting “against” the adoption of the Merger Agreement and the approval of the merger.

Later this week, Mellon Shareholder Services will be sending detailed voting information via e-mail to all employees who have a valid e-mail address and who own shares either directly or through your 401(k). Mellon will send information by mail to those employee/shareholders who are not on the Dynegy e-mail system. Employee/shareholders will have the option of voting online or via telephone until 11:59 p.m. ET on March 28, 2007. Questions on the voting process should be referred to pr@dynegy.com.

We encourage you to vote your shares at your earliest convenience. We have hired a proxy solicitor to contact shareholders who have not voted their shares. By voting early, we allow them to concentrate on non-employee shareholders.

As always, we appreciate your commitment to running and growing our business.

Sincerely,

Bruce Williamson – Chairman & CEO

Steve Furbacher – President & COO

Kevin Blodgett – General Counsel, EVP-Administration & Secretary

Lynn Lednicky – EVP, Commercial & Development

Holli Nichols – EVP & CFO

WHERE YOU CAN FIND MORE INFORMATION

Dynegy Inc. (“Dynegy”) and Dynegy Acquisition, Inc. have filed a proxy statement/prospectus with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov, and on Dynegy’s web site at www.dynegy.com. The materials may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus and other relevant documents filed with the SEC as they become available.